Exhibit 99

PRESS RELEASE

Contact:	Fred G. Kowal
President and Chief Operating Officer
(973) 748-3600
American Bancorp of New Jersey, Inc.
American Bank of New Jersey
365 Broad Street
Bloomfield, NJ  07003-2798

NASDAQ Global Market “ABNJ”	For Immediate Release
February 4, 2009

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
FIRST QUARTER 2009 EARNINGS

Bloomfield, New Jersey – February 4, 2009 – American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) (“American” or the “Company”), the holding company for American Bank of New Jersey (the “Bank”), announced today that it had net income of $555,000 for the quarter ended December 31, 2008.  By comparison, net income for the quarter ended December 31, 2007 was $93,000.  Basic and diluted earnings per share for the quarter ended December 31, 2008 were $0.06 and $0.06, respectively.  By comparison, for the quarter ended December 31, 2007, basic and diluted earnings per share were $0.01 and $0.01, respectively.

On December 15, 2008, the Company announced the signing of a definitive agreement under which Investors Bancorp, Inc. (NASDAQ: ISBC) will acquire American Bancorp of New Jersey.  Subject to customary closing conditions including regulatory approvals and approval by American Bancorp of New Jersey’s shareholders, the transaction is anticipated to close during the third fiscal quarter ending June 30, 2009.

For the quarter ended December 31, 2008, loans receivable, net increased $12.8 million or 2.7% to $491.4 million from $478.6 million at September 30, 2008.  The growth was comprised of net increases in commercial loans, including multi-family, commercial real estate, construction and business loans, totaling $3.2 million. The increase in loans receivable, net also included an increase in the balance of 1-4 family first mortgage loans of $7.9 million, net increases in home equity loans and home equity lines of credit totaling $1.2 million and net increases in consumer loans of $522,000.  Offsetting the growth in these categories was a net increase to the allowance for loan losses totaling $62,000.

For that same period, the balance of the Company’s investment securities decreased by $2.2 million as the Company continued its reinvestment of a significant portion of the funds received from investment maturities and repayments into the loan portfolio.  The Company’s balance of cash and cash equivalents decreased by $2.4 million which also provided a portion of the funding for the Company’s net loan growth.

The balance of deposits increased $11.5 million for the quarter ended December 31, 2008.  This net growth reflected increases in certificates of deposit of $23.1 million offset by reductions in the balance of interest-bearing checking, including money market checking, savings, and noninterest-bearing checking accounts of $7.3 million, $1.9 million and $2.4 million, respectively.  For the same period, borrowings decreased $6.0 million reflecting the repayment of maturing FHLB term advances.

The Company’s yield on earning assets decreased 41 basis points to 5.43% for the quarter ended December 31, 2008 from 5.84% for the quarter ended December 31, 2007.  This decrease primarily reflected the impact of overall reductions in market interest rates on the yields of repricing assets including, but not limited to, cash and cash equivalents and adjustable rate loans, as well as the overall reinvestment of incoming cash flows from loan and investment security maturities and repayments at comparatively lower yields.

The decrease in the yield on earning assets between the comparative quarters was outpaced by a reduction in the Company’s interest costs for those same periods.  The Company’s cost of interest-bearing liabilities decreased 105 basis points to 3.28% for the quarter ended December 31, 2008 from 4.33% for the quarter ended December 31, 2007.  The decrease in the cost of interest-bearing deposits was primarily attributable to two related factors.  First, the Company has reduced the interest rates paid on deposits generated through the three full service branches opened during fiscal 2007 on which promotional interest rates had continued to be paid during a portion of fiscal 2008.  Deposits acquired through those de novo branches no longer reflect the effects of promotional pricing.  Second, reductions in market interest rates enabled the Company to reduce rates paid on many interest-bearing deposit types across all branches.  In total, the Company’s net interest spread widened 65 basis points to 2.15% from 1.50% for those same comparative periods.

The factors resulting in the widening of the Company’s net interest spread also positively impacted the Company’s net interest margin for the year ended September 30, 2008.  However, the impact of the Company’s share repurchase plans on net interest margin partially offset the benefits of the widening net interest spread.  For the comparative quarters ended December 31, 2008 and 2007, the average balance of treasury stock increased $9.9 million reflecting the Company’s share repurchase activity.  The foregone interest income on the earning assets used to fund those share repurchases significantly impacted the Company’s net interest margin.  As a result of these offsetting factors, the Company reported an $870,000 increase in net interest income to $4.0 million for the quarter ended December 31, 2008 from $3.1 million for the quarter ended December 31, 2007 reflecting a 37 basis point increase in net interest margin to 2.68% from 2.31% for those same comparative periods.

The increase in net interest income was partially offset by a comparatively greater provision to the allowance for loan losses.  For those same comparative periods, the Company’s loan loss provision increased $14,000 to $153,000 from $139,000.  The expense for the first quarter of fiscal 2009 included a provision of $92,000 attributable to one impaired construction loan, that portion of which was deemed uncollectible by management during its asset quality review conducted at December 31, 2008 and therefore charged off.  The remaining balance of the impaired loan, net of charge offs, was approximately $54,000.  Excluding the additional provision attributable to this charge off, the provision for loan losses for both comparative periods primarily resulted from the application of historical and environmental loss factors against the net growth in loans in accordance with the Bank’s loan loss methodology.

For the quarter ended December 31, 2008, noninterest income increased $45,000 to $440,000 from $395,000 for the quarter ended December 31, 2007.  The growth in noninterest income was largely attributable to an increase of $16,000 in income from the cash surrender value of life insurance attributable to a combination of higher average balances and improved yields on those assets.  Additionally, the Company reported an increase of $34,000 in other noninterest income attributable, in part, to growth in loan-related fees and charges including, but not limited to, increases in prepayment penalties and loan withdrawal fees.  Additionally, the Company recognized an additional $17,000 in other noninterest income attributable to a partial recovery of losses incurred several years earlier relating to assets held by the Bank’s retirement plan.

For those same comparative quarters, noninterest expense increased $137,000 to $3.4 million from $3.3 million.  This growth in noninterest expense was primarily attributable to comparative increases in occupancy and equipment, data processing, legal, and other non interest expenses of $37,000, $34,000, $112,000 and $117,000, respectively.  These increases in noninterest expense were partially offset by comparative reductions in compensation expenses and advertising and marketing expenses of $120,000 and $48,000, respectively.

The reported increase in occupancy and equipment expense was largely attributable to additional depreciation costs arising from the Bank’s Bloomfield branch which was relocated from the administrative headquarters to a new facility in April 2008.  Such increases also reflect a comparative increase in recurring and non-recurring costs associated with the maintenance, testing and repair of the Bank’s internal IT infrastructure.  Increases in data processing expense generally reflect the additional core processing and item processing costs resulting from the growth in accounts and transaction volume coupled with the added data processing infrastructure costs associated with the relocated Bloomfield branch.

The increase in legal expense was largely attributable to costs incurred associated with the Company’s pending merger with Investors Bancorp announced on December 15, 2008.  Through December 31, 2008, the Company has incurred approximately $135,000 in legal expense associated with the merger.  Excluding these merger-related expenses, legal expense for the three months ended December 31, 2008 totaled $28,000 reflecting a reduction of $23,000 from the same comparative period in fiscal 2008.

The reported increase in other noninterest expense resulted primarily from increases in FDIC insurance expense.  This increase was attributable, in part, to overall growth in the balance of FDIC-insured deposits.  However, the increase also reflects the expiration of FDIC insurance credits which had previously reduced the Bank’s net cost of FDIC deposit insurance throughout a portion of fiscal 2008.

Partially offsetting these increases in noninterest expense was a comparative net reduction in employee and director compensation expense which comprised several offsetting components.  The most significant of these was a reduction of $115,000 in employee wages and salaries, including overtime compensation, which generally reflects the expense reductions resulting from adjustments to employee staffing levels.

Finally, the reported decrease in advertising and marketing expense reflects the higher level of such expenditures during the earlier comparative period attributable to the continued promotion of the Bank’s Nutley and Clifton branches which opened in May 2007 and August 2007, respectively.

The following tables present selected balance sheet data as of December 31, 2008 and September 30, 2008 and selected operating data for the three months ended December 31, 2008 and December 31, 2007.

FINANCIAL HIGHLIGHTS (unaudited)
	At December 31,		At September 30,
	2008		2008
	Balance	% Total Assets	Balance	% Total Assets
SELECTED FINANCIAL DATA (in thousands):
Assets
Cash and cash equivalents	$17,933	2.85%	$20,375	3.28%
Securities available-for-sale	79,316	12.61	81,163	13.06
Securities held-to-maturity	7,178	1.14	7,509	1.21
Loans held for sale	-	-	-	-
Loans receivable, net	491,405	78.16	478,574	76.99
Premises and equipment	11,763	1.87	11,894	1.91
Federal Home Loan Bank stock	2,473	0.39	2,743	0.44
Cash surrender value of life insurance	13,910	2.21	13,761	2.21
Accrued interest receivable	2,384	0.38	2,391	0.38
Other assets	2,465	0.39	3,223	0.52
Total assets	$628,827	100.00%	$621,633	100.00%
Liabilities and equity
Deposits	$459,218	73.02%	$447,687	72.02%
Advances for taxes and insurance	2,657	0.42	2,811	0.45
Borrowings	69,530	11.06	75,547	12.15
Other liabilities	5,001	0.80	4,740	0.77
Equity	92,421	14.70	90,848	14.61
Total liabilities and equity	$628,827	100.00%	$621,633	100.00%
Loan Data	Balance	% Total Loans	Balance	% Total Loans
1-4 family mortgage loans	$271,692	55.30%	$263,744	55.11%
Home equity loans	13,372	2.72	14,053	2.94
Home equity lines of credit	22,754	4.63	20,887	4.36
Multifamily mortgage loans	38,146	7.76	36,855	7.70
Nonresidential mortgage loans	94,617	19.25	90,644	18.94
Land and property acquisition loans	4,195	0.85	6,665	1.39
Construction loans	39,613	8.06	40,051	8.37
Business loans	8,432	1.72	7,551	1.58
Consumer loans	1,681	0.34	1,159	0.24
Allowance for loans losses	(3,097)	(0.63)	(3,035)	(0.63)
Loans receivable, net	$491,405	100.00%	$478,574	100.00%
Deposit Data	Balance	%Total Deposits	Balance	%Total Deposits
Noninterest-bearing deposits	29,077	6.33%	31,447	7.02%
Interest-bearing checking	68,010	14.81	75,307	16.82
Savings	83,192	18.12	85,092	19.01
Certificates of deposit	278,939	60.74	255,841	57.15
Deposits	$459,218	100.00%	$447,687	100.00%

FINANCIAL HIGHLIGHTS (continued) (unaudited)
	At December 31,	At September 30,
	2008	2008
Capital Ratios
Equity to total assets (%)	14.70	14.61
Outstanding shares (#)	10,859,692	10,859,692
Asset Quality Ratios:
Non-performing loans to total loans (%)	0.39	0.24
Non-performing assets to total assets (%)	0.30	0.18
Allowance for loan losses to non-performing loans (%)	163.03	266.97
Allowance for loan losses to total loans (%)	0.63	0.63

	For the three months ended December 31,
	2008	2007
SELECTED OPERATING DATA (in thousands):
Total interest income	$8,042	$7,834
Total interest expense	4,070	4,732
Net interest income	3,972	3,102
Provision for loan losses	153	139
Net interest income after provision for loan losses	3,819	2,963
Noninterest income	440	395
Noninterest expense	3,413	3,276
Income (loss) before income taxes	846	82
Provision (benefit) for income taxes	291	(11)
Net income (loss)	$555	$93
Performance Ratios:
Return on average assets	0.36%	0.07%
Return on average equity	2.47	0.38
Net interest rate spread	2.15	1.50
Net interest margin	2.68	2.31
Noninterest income to average total assets	0.28	0.28
Noninterest expense to average total assets	2.18	2.30
Efficiency Ratio	77.35	93.68
PER SHARE DATA:
Earnings per share
Basic	0.06	0.01
Diluted	0.06	0.01

The foregoing material contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our financial condition, results of operations and business.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.